Exhibit 21.1

LIST OF SUBSIDIARIES FOR THE REGISTRANT

Akcea Therapeutics, Inc., a Delaware Corporation

Akcea Therapeutics UK Limited, a United Kingdom Limited Private Company

Akcea Intl Ltd., a Cayman Islands Limited Liability Company

Isis USA Limited, a United Kingdom Limited Private Company

PerIsis I Development Corporation, a Delaware Corporation

Symphony GenIsis, Inc., a Delaware Corporation